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                          SECURITIES AND EXCHANGE COMMISSION
                               WASHINGTON, D.C.  20549

                                      ----------


                                       FORM 8-K

                                    CURRENT REPORT
                        PURSUANT TO SECTION 13 OR 15(d) OF THE
                           SECURITIES EXCHANGE ACT OF 1934


  Date of Report (Date of earliest event reported)      FEBRUARY 19, 1997




                     APARTMENT INVESTMENT AND MANAGEMENT COMPANY
             ------------------------------------------------------
                (Exact name of registrant as specified in its charter)


            MARYLAND                  1-13232                 84-1259577
---------------------------------  -------------         ---------------------
 (State or other jurisdiction of    (Commission            (I.R.S. Employer
 incorporation or organization)     File Number)          Identification No.)




 1873 SOUTH BELLAIRE STREET, SUITE 1700, DENVER, CO           80222-4348
----------------------------------------------------        ---------------
      (Address of principal executive offices)                (Zip Code)



          Registrant's telephone number, including area code  (303) 757-8101

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Item 5.  OTHER EVENTS

         On February 19, 1997, the Board of Directors of Apartment Investment and Management Company, a Maryland corporation ("AIMCO"), approved a Letter Agreement, dated February 13, 1997 (the "Letter Agreement"), among AIMCO, two affiliates of the Harvard Private Capital Group, Demeter Holdings Corporation, a Massachusetts corporation ("Demeter"), and Phemus Corporation, a Massachusetts corporation ("Phemus"), and Capricorn Investors, L.P., a Delaware limited partnership ("Capricorn" and, together with Demeter and Phemus, the "Sellers"), which provides for AIMCO to acquire from the Sellers their interests in certain entities that directly or indirectly own up to 11,000 multifamily apartment units managed by NHP Incorporated, a Delaware corporation ("NHP"). The Letter Agreement also provided that AIMCO will invest cash or assets of approximately $13 million to acquire a 50% interest in a joint venture with the Sellers that will own up to 10,000 multifamily apartment units managed by NHP, and AIMCO will invest approximately $3.4 million to acquire a 25% interest in a joint venture with the Sellers that will own interests in approximately 52,000 affordable housing units, 12,500 Class C apartment units and other assets.

         The Letter Agreement also provides for AIMCO to acquire from Demeter and Capricorn approximately 6.93 million shares of common stock of NHP ("NHP Stock") for consideration of $20 per share, plus either (i) shares of NHP's mortgage subsidiary or (ii) $3.05 per share of NHP Stock. The purchase price will be paid in shares of AIMCO Class A Common Stock ("AIMCO Stock"), with the number of shares of AIMCO Stock determined using a price of $26.75 per share of AIMCO Stock. The Letter Agreement provides for Demeter to receive cash to the extent that it would otherwise acquire, directly and indirectly, shares of AIMCO Stock representing more than 8.7% of the outstanding shares of AIMCO Stock (the limit in AIMCO's Articles of Incorporation). On February 20, 1997, AIMCO issued a press release describing the terms of the Letter Agreement. The text of the press release is filed as Exhibit 99.1 hereto and is incorporated herein by reference.

         By letter dated February 19, 1997, AIMCO has proposed a transaction to the Board of Directors of NHP pursuant to which (i) NHP would merge with AIMCO or one of its subsidiaries (the "Merger"), and (ii) NHP stockholders would receive $20 per share of NHP Stock, payable in shares of AIMCO Stock, with the number of shares determined using a price of $26.75 per share of AIMCO Stock. The Merger would be conditioned on the prior distribution (the "Spin-Off") of all of the outstanding capital stock of NHP's mortgage subsidiary to NHP stockholders. Alternatively, AIMCO may elect to waive such condition and either
(i) increase the Merger consideration to NHP stockholders by $3.05 per share of NHP Stock, or (ii) subsequently distribute shares in such subsidiary to those persons who were NHP stockholders immediately prior to the Merger.
Consequently, NHP stockholders would be entitled to receive approximately 0.75 shares of AIMCO Stock in the Merger (or approximately 0.86 shares of AIMCO Stock if the Spin-Off has not yet occurred). The


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amount, if any, by which (i) NHP's Free Cash Flow (as defined below) for the period from February 1, 1997, until the earlier of the effective date of the Spin-Off or the Merger, exceeds (ii) NHP's severance costs, transaction costs and transition costs in respect of such transactions, would be contributed to the mortgage subsidiary and included in the Spin-Off. "NHP's Free Cash Flow" for any period means NHP's earnings before interest, taxes, depreciation and amortization for such period less (a) the amount of cash payments made in respect of taxes and interest during such period, and (b) $500,000 for each month (or ratable portion thereof) included in such period.

         AIMCO's Merger proposal to NHP's Board of Directors is subject to stockholder approval, the approval of all appropriate governmental and regulatory authorities, completion of due diligence, as well as the execution of a definitive agreement that would contain representations, warranties, covenants, conditions and other terms customary for a transaction of this type.

Item 7.  FINANCIAL STATEMENTS, PRO FORMA FINANCIAL INFORMATION AND EXHIBITS

(a) Financial Statements of Businesses Acquired

         Not applicable.

(b) Pro Forma Financial Information

         Not applicable.

(c) Exhibits

         The following exhibits are filed with this report:

Exhibit
Number        Description
------        -----------

99.1 Press Release of Apartment Investment and Management Company, dated February 20, 1997


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                                      SIGNATURE


     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                                       APARTMENT INVESTMENT AND
                                       MANAGEMENT COMPANY



Date:  March 6, 1997                   By: /s/ Leeann Morein
                                          --------------------------------------
                                          Leeann Morein
                                          Senior Vice President, Chief Financial
                                          Officer and Secretary


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                              EXHIBIT INDEX TO FORM 8-K

                                                                Sequentially
Exhibit                                                           Numbered
Number   Description                                               Page
------   -----------                                               ----

 99.1    Press Release of Apartment Investment and Management
         Company, dated February 20, 1997